Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Spectral AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h)	3,526,200	(2)	$2.16	(3)	$7,616,592.00	$0.0001476	$1,124.21
Equity	Common Stock, par value $0.0001 per share	457(h)	88,749	(4)	$4.54	(5)	$402,920.46	$0.0001476	$59.47
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	58,197	(6)	$1.95	(7)	$113,484	$0.0001476	$16.75
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,792,918	(8)	$1.95	(9)	$3,496,190	$0.0001476	$516.04
	Total Offering Amounts						$11,629,186.46		$1,716.47
	Total Fee Offsets								—
	Net Fee Due								$1,716.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Spectral AI, Inc. (formerly known as Rosecliff Acquisition Corp I) (the “Registrant”), that become issuable under the Spectral MD, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”) and the Spectral MD Holdings, Ltd. 2022 Long-Term Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Represents 3,526,200 shares of Common Stock issuable upon the exercise of outstanding stock option awards as of the date of this Registration Statement assumed under the 2018 Plan. No further grants will be made under the 2018 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $2.16, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2018 Plan as of the date of this Registration Statement.

(4)	Represents 88,749 shares of Common Stock issuable upon the exercise of outstanding stock option awards under the 2022 Plan as of the date of this Registration Statement.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $4.54, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2022 Plan as of the date of this Registration Statement.

(6)	Represents 58,197 shares of Common Stock issuable upon the vesting of outstanding restricted stock unit awards under the 2022 Plan as of the date of this Registration Statement.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $1.95, the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Capital Market on February 5, 2024 (such date being within five business days of the date that this Registration Statement was filed with the Securities and Exchange Commission (the “Commission”)).

(8)	Represents 1,792,918 shares of Common Stock reserved for issuance for future grants under the 2022 Plan as of the date of this Registration Statement.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $1.95, the average of the high and low sale prices of the Common Stock as reported on Nasdaq on February 5, 2024 (such date being within five business days of the date that this Registration Statement was filed with the Commission).